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                                   EXHIBIT 5.0

                    OPINION OF MULDOON, MURPHY & FAUCETTE LLP
            AS TO THE LEGALITY OF THE COMMON STOCK REGISTERED HEREBY




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March 21, 2000


Board of Directors
Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri 63141-6434

      Re:   Pulaski Financial Corp. 2000 Stock-Based Incentive Plan

Ladies and Gentlemen:

      We have been requested by Pulaski Financial Corp., a Delaware corporation, (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 407,330 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), that may be issued under the Pulaski Financial Corp. 2000 Stock-Based Incentive Plan (the "Incentive Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Pulaski Bank, A Savings Bank.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon, payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:



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Board of Directors
Pulaski Financial Corp.
March 20, 2000
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      (a)   Subsections  C.3 and C.6 of  Article  VII which  grant the Board the authority to construe and apply the provisions of that Article and subsection C.4 of Article VII, to the extent that subsection obligates any person to provide the Board the information such subsection authorizes the Board to demand, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b)   Article XV which  authorizes the Board to consider the effect of any
            offer  to  acquire   the  Company  on   constituencies   other  than
            stockholders in evaluating any such offer.

      We note that, although certain portions of the registration statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including without limitation the financial statements or schedules or the other financial information or data included therein.

      We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's registration statement on Form S-8.

                                          Very truly yours,


                                          /s/ Muldoon, Murphy & Faucette LLP

                                          MULDOON, MURPHY & FAUCETTE LLP